                                                                    EXHIBIT 99.1

CONTACT: MICHELLE CARROLL                                     CONTACT:   WALISA M. DAVENPORT
         INNOVATIVE DRUG DELIVERY SYSTEMS, INC.                          EXEGENICS INC.
         (212) 554-4328                                                  (214) 358-2000

                                                                         E. BLAIR CLARK (INVESTORS), OR
                                                                         KATHY JONES, PH.D. (MEDIA)
                                                                         BURNS MCCLELLAN
                                                                         (212) 213-0006



                  EXEGENICS AND IDDS TERMINATE MERGER AGREEMENT

         DALLAS, TX AND NEW YORK, NY, November 25, 2002-- EXEGENICS Inc. (NASDAQ: EXEG) and privately held INNOVATIVE DRUG DELIVERY SYSTEMS, Inc. (IDDS) today announced that they have determined that a merger of the two companies is no longer in the best interest of either company. Accordingly, both companies have agreed to terminate the merger agreement signed on September 19, 2002. In connection with the termination, eXegenics will purchase a $500,000 Convertible Note from IDDS at face amount, and in addition pay IDDS $500,000 to defray, in part, expenses incurred by IDDS that were associated with this transaction.

ABOUT EXEGENICS

EXEGENICS Inc. is a post-genomics drug creation enterprise engaged in the discovery of drugs for the treatment of drug-resistant bacterial diseases. Employing Quantum Core Technology (QCT(TM)), a suite of proprietary technologies, the Company's scientists create novel small molecular weight 'core inhibitor' molecules of disease-causing enzymes and proteins. These 'core inhibitor' candidate drug leads are optimized into novel potential clinical drug candidates for further preclinical development. The Company's other proprietary research platform is Optimized Anti-Sense Inhibitory Sequence (OASIS(TM)), which is used to create antisense molecules that can potentially be developed into novel drugs. For more information, please visit http://www.eXegenicsinc.com.

ABOUT IDDS

IDDS is a development stage pharmaceutical company focused on the development and commercialization of innovative treatments for the management of pain. IDDS has initiated a program strategically positioned to develop unique compounds that are administered by various routes to treat the moderate to severe pain syndromes associated with a range of maladies and disease states. Please visit http://www.IDDS.com.

SAFE HARBOR

This release contains forward-looking statements which are subject to various risks and uncertainties. Discussion of factors that could cause actual events or results to differ materially from management's projections, forecasts, estimates and expectations is contained in the companies' SEC filings. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our pharmaceutical collaborator's ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in our filings with the Securities and Exchange Commission.